Exhibit 10.37

CONFIDENTIAL SEPARATION AND RELEASE AGREEMENT

September 28, 2005

Sharat Singh

27539 Julietta Lane

Los Altos Hills, CA 94022

Dear Sharat:

This letter sets forth the Confidential Separation And Release Agreement (the “Agreement”) that Monogram Biosciences, Inc. (the “Company”) is offering to you to aid in your employment transition.

1. Separation. Your last day of work with the Company and your employment termination date will be October 7, 2005 (the “Separation Date”).

2. Accrued Salary And Vacation. On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments by law.

3. Severance Payments.

(a) If this Agreement becomes effective, then the Company will pay you severance in the form of base salary continuation for one year following the Separation Date (at your current base salary rate of $265,000.00 per annum). These payments will be made on the Company’s regular payroll cycle beginning on the first regularly-scheduled payroll date following the Effective Date of this Agreement (as defined in paragraph 21 below), and will be subject to standard payroll deductions and withholdings. Notwithstanding the above, payments which pursuant to this paragraph would otherwise be made between the time period from March 15, 2006 to the date that is six months from the Separation Date, will be accelerated and paid as part of the payment made on the payroll date immediately preceding March 15, 2006.

(b) If this Agreement becomes effective, in full payment of any bonuses owed to you, if any, pursuant to the Bonus Plan adopted by the Company’s Board of Directors on March 16, 2005 (the “Bonus Plan”) or otherwise, the Company will also pay you $79,500. Such payment will be made on January 30, 2006 and will be subject to standard payroll deductions and withholdings.

(c) If this Agreement becomes effective, you agree to provide consulting services as requested by the Company for up to ten hours per week through January 30, 2006, and thereafter, at the Company’s request, in order to provide occasional assistance and review in connection with the Company’s patent prosecution activities, with payment for the requested consulting services to be $128 per hour plus reimbursement of reasonable business expenses which are approved in advance. This provision concerning consulting services is not intended to and shall not operate to establish an employer-employee relationship.

(d) If the Supplemental Release Agreement attached hereto as Exhibit A becomes effective, the Company will pay you an additional $5,000.00, subject to standard payroll deductions and withholdings, on the first regularly-scheduled payroll date after the ADEA Effective Date.

4. Outplacement. The Company will provide you with outplacement services through Spherion [408-255-3734] in an amount not to exceed $15,000.00.

5. Health Insurance. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense following the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under COBRA. If you elect continued coverage under COBRA, the Company, as part of this Agreement, will pay for your COBRA premiums for the one year period following the Effective Date of this Agreement.

6. Stock Options. If this Agreement becomes effective, then any options to purchase the Company’s capital stock that you held as of the Separation Date shall become 100% vested and any restrictions on shares in the Company’s capital stock held by you as of the Separation Date shall lapse. Your right to exercise any vested shares, and all other rights and obligations with respect to your stock option(s), will be set forth in your stock option agreement, grant notice and applicable plan documents. This Agreement acknowledges that as previously agreed to by Aclara Biosciences the exercise period applicable to the Stock Options is eighteen (18) months from the last date of service.

7. Indemnification. It is acknowledged that this Agreement does not affect the terms and conditions of the October 4, 2001 Indemnification Agreement between ACLARA BioSciences, Inc and you, or any other indemnification rights you may have, if any.

8. Parachute Payments. Notwithstanding anything contained in this Agreement to the contrary, in the event that the benefits provided for in this Agreement to you together with all other payments and the value of any benefit received or to be received by you:

(a) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, (the “Code”) and

(b) but for this paragraph 8, would be subject to the excise tax imposed by Section 4999 of the Code, then your benefits pursuant to the terms of this Agreement shall be payable either:

(i) in full, or

(ii) as to such lesser amount which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you on an after-tax basis, of the greatest amount of benefits under this Agreement, notwithstanding that all or some portion of such benefits may be subject to the excise tax imposed under Section 4999 of the Code. Unless the Company and you otherwise agree in writing, any determination required under this paragraph 8 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this paragraph 8, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company shall cause the Accountants to provide detailed supporting calculations of its determinations to you and the Company. You and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this paragraph. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this paragraph 8.

9. Other Compensation Or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance, or benefits after the Separation Date.

10. Expense Reimbursements. You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

11. Return Of Company Property. By the Effective Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges, and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Your timely return of all such Company documents and other property is a condition precedent to your receipt of the severance benefits provided under this Agreement. Your signature on this Agreement shall constitute your certification that all Company materials have been returned to the Company.

12. Proprietary Information Obligations. You acknowledge your continuing obligations under your Non-Disclosure Agreement dated September 19, 1997 and your Proprietary Information Agreement dated October 6, 1997, copies of which are attached hereto as Exhibit B.

13. Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company will disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee.

14. Non-Disparagement. Both you and the Company agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process.

15. Notification of New Employment. For the period of two years following the Effective Date of this Agreement, you agree that you will promptly notify the Company in writing of the identity and address of any person or entity by which you become employed or to whom you otherwise provide services.

16. Early Termination of Severance Payments.

(a) Forfeiture Actions. In the event that you take any of the Forfeiture Actions, set forth below, your right to receive the Severance Payments set forth in paragraph 3 shall cease immediately upon the date that the Forfeiture Action(s) first occurs (the “Forfeiture Date”) and the Company shall have no further obligation to provide the Severance Payments. For purposes of this Agreement, the following constitute “Forfeiture Actions” by you: (i) attempts, directly or indirectly, to recruit or otherwise induce or influence any person to leave employment or to terminate a consulting relationship with the Company; (ii) attempts to Solicit any Customer (defined below) of the Company; (iii) breach of your Proprietary Information Agreement, Non-Disclosure Agreement or material breach of any other written agreement (including this Agreement) with the Company or (iv) directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engaging, participating or investing in any Competing Business (defined below). Notwithstanding the foregoing, you may own up to one percent (1%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business (as defined below).

(b) Definitions. For purposes of this Agreement:

(i) The term “Competing Business” shall mean the following companies (and their affiliated entities, if any): DakoCytomation, Quest Diagnostics, Laboratory Corporation of America, Specialty Laboratory, Mayo Laboratory, ARUP Labs, Abbott Laboratories, Bayer, Genomic Health, Myriad Genetics, Genzyme and Roche Diagnostics, to the extent that the clear and primary focus of such employment with Roche is for the development of diagnostics for oncology.

(ii) The term “Customer” shall mean any present or past customer, vendor, supplier or business partner of the Company or any prospective customer, vendor, supplier or business partner of the Company; and

(iii) The term “Solicit” shall mean, directly or indirectly: (A) soliciting the business or patronage of any Customer for any person or entity other than the Company; (B) diverting, enticing, or otherwise taking away from the Company the business or patronage of any Customer, or attempting to do so; or (C) soliciting or inducing any Customer to terminate or reduce its relationship with the Company.

17. No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

18. Release of Claims. In exchange for the consideration under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, and the California Fair Employment and Housing Act (as amended).

Notwithstanding the above, this release does not extend to any payments or benefits receivable or obligations incurred or specified under this Agreement or include a release of claims under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), which release is covered under the Supplemental Release Agreement attached hereto as Exhibit A. Further, this release does not effect your indemnification rights or obligations under applicable law or contract.

19. Section 1542 Waiver. In granting the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement.

20. Mitigation. You shall not be required to mitigate the amount of any payment provided for in paragraphs 3, 4, 5 and 6 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in paragraphs 3, 4, 5 and 6 shall not be reduced by any compensation earned by you as a result of employment by another employer or self-employment, by retirement benefits, by offset against any amounts (other than loans or advances to you by the Company) claimed to be owed by you to the Company, or otherwise. It is agreed that nothing in this paragraph 20 will affect the rights of the Company to stop making the Severance Payments set forth in paragraph 3 in the event you engage in Forfeiture Action(s), as provided in paragraph 16.

21. Effective Date. This Agreement, including the release set forth in paragraph 18, shall become effective on September 28, 2005 if it is signed by you and returned to the Company on or before 5 p.m. on September 28, 2005. The Supplemental Release Agreement attached hereto as Exhibit A shall become effective pursuant to the terms of the Supplemental Release Agreement.

22. Miscellaneous. This Agreement, including Exhibits A and B, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and, except as stated herein, supersedes any other such promises, warranties or representations, including, without limitation, the Change In Control Agreement dated January 2, 2003 between you and ACLARA BIOSCIENCES, INC. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me before 5 p.m. on September 28, 2005.

We wish you the best in your future endeavors.

Sincerely,

MONOGRAM BIOSCIENCES, INC.

By:	/s/ William D. Young
William D. Young
Chief Executive Officer

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ Sharat Singh
Sharat Singh

Date: September 28, 2005

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